CONFIDENTIALITY TREATMENT REQUESTED	EXHIBIT 10.11

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24(b)(2) OF THE SECURITIES AND EXCHANGE ACT OF 1934. CONFIDENTIAL TREATMENT IS REQUESTED AND IS NOTED WITH “[CONFIDENTIAL TREATMENT REQUESTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

PATENT AND KNOW-HOW

EXCLUSIVE SUBLICENSE

AGREEMENT

BY AND AMONG

IMMUNODEX, INC.

AND

SOMANTA LIMITED

CONFIDENTIAL TREATMENT REQUESTED

Patent and Know-how Exclusive Sublicense Agreement

THIS PATENT AND KNOW-HOW EXCLUSIVE SUBLICENSE AGREEMENT (the “Agreement”) dated August 18, 2005 is between:

(1)	IMMUNODEX (“Immunodex”) a United States company incorporated under the laws of the State of California whose principal address is 1230 H Street, Eureka, CA, United States Of America; and

(2)	SOMANTA LIMITED (“Somanta”) a company incorporated in England and Wales whose principal place of business is at 80 Harley Street, London, W1G 7HB, United Kingdom, and formerly known as Somantis Limited.

RECITALS:

A.	Immunodex has an exclusive license and rights to sub-license the BrE-3 Patents and the Mc-3 Patents and related know-how from Cancer Research Institute of Contra Costa (“CRICC”).

B.	Immunodex is willing to grant to Somanta and Somanta is willing to accept, an exclusive sublicense, with the right to further sublicense, to the BrE-3 Patents and Mc-3 Patents and related know-how for the treatment of human cancer worldwide, in accordance with the provisions of this Agreement.

C.	Immunodex and Somanta were previously parties to that certain Patent and Know-how License Option Agreement dated March 1, 2002 as amended by that certain Amendment No. 1 to Patent and Know-how License Option Agreement dated January 2, 2003, Amendment No. 2 to Patent and Know-how License Option Agreement dated October 14, 2003 and Amendment No. 3 to Patent and Know-how License Option Agreement dated October 29, 2004 (collectively, referred to herein as the “Option Agreement”), such Option Agreement related to the subject matter hereof.

D.	Immunodex and Somanta now desire to terminate the Option Agreement in its entirety and to supersede the Option Agreement with this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

IT IS AGREED as follows:

1.	Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate	In relation to a Party, means a person, corporation partnership, or other entity that controls, is controlled by, or is under common control with that Party. For the purposes of this Section, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, either by the ownership of at least fifty percent (50%) of the voting stock of such entity or by contract law or otherwise.

BrE-3	The antibody known as BrE-3 and all forms and derivatives thereof, including, without limitation, humanized and non-humanised forms, its native form and radio-labelled forms for a pharmaceutical formulation for human use, and all fragments thereof.

BrE-3 Patents	BrE-3 Patents are the Patents described in Schedule 1 Part A; all substitutions, extensions, registrations, confirmations, reissues, reexaminations, renewals and like filings of any of the foregoing patents; all non-United States Patents that are counterparts to any of the foregoing patents and/or any patent applications that gave rise to any of the foregoing patents, together with all Patents claiming priority thereto and issuing therefrom (but excluding the claims of any such Patents to the extent directed to any new matter that may be claimed in any continuation-in-part or similar application outside the United States).

Chelate License	The sub-license agreement between Cancer Research Institute of Contra Costa and Coulter Corporation dated January 18, 1994.

Commencement Date	The date of this Agreement as set forth in the first paragraph hereof.

Control	Owned or in-licensed with the right to grant a license or sublicense (as applicable) as set forth herein without violating the terms of any agreement or other arrangement with any third party, or the license agreement between Immunodex and CRICC dated April 19, 2002.

CRICC	The meaning given in Recital A.

Escrow Amount 1	The amount of money to be deposited upon the signing of this Agreement in accordance with Section 4.1(c), and distributed in accordance with 2.3.1 (a).

Escrow Amount 2	The amount of money to be deposited at the time and as set forth in Section 4.1(d), and destributed in accordance with 2.3.1(b).

Field	The diagnostic imaging and treatment of human cancer.

CONFIDENTIAL TREATMENT REQUESTED

First Commercial Sale	With respect to any Royalty-bearing Product, the first sale for end use or consumption of such Royalty-bearing Product in a country after the governing health regulatory authority of such country has granted regulatory approval of such Royalty-bearing Product (in countries where regulatory approval is required).

Funding	The date on which Somanta or its successor, assignee, Affiliate and/or Bridge Oncology Products, Inc. or its successor, assignee or Affiliate closes an equity transaction with gross proceeds to Somanta or such entity of no less than US$10 million.

Know-how	All technical information or confidential information or materials in the Field to the extent Controlled by Immunodex as of the Effective Date relating to the inventions claimed in the BrE-3 Patents and/or the Mc-3 Patents or relating to the antibodies BrE-3 or Mc-3, including, but not limited to all pharmaceutical formulations, chemistry, manufacturing and purification and labelling, pre-clinical and clinical data, results, applications for regulatory approvals and other information.

Licensed Patents	The BrE-3 Patents and the Mc-3 Patents.

Mc-3	The antibody known as Mc-3 and all forms and derivatives thereof, including, without limitation, humanized and non-humanised forms, its native form and radio-labelled forms for a pharmaceutical formulation for human use, and all fragments thereof.

Mc-3 Patents	Mc-3 Patents are the Patents described in Schedule 1 Part B; all substitutions, extensions, registrations, confirmations, reissues, reexaminations, renewals and like filings of any of the foregoing patents; all non-United States Patents that are counterparts to any of the foregoing patents and/or any patent applications that gave rise to any of the foregoing patents, together with all Patents claiming priority thereto and issuing therefrom (but excluding the claims of any such Patents to the extent directed to any new matter that may be claimed in any continuation-in-part or similar application outside the United States).

Net Sales Value	The [CONFIDENTIAL TREATMENT REQUESTED] of Royalty-bearing Products sold or in any way transferred of like kind by Somanta or Sub-Licensees or its Affiliates to independent third parties in arm’s length transactions or, where the Royalty-bearing Products are sold or in any way transferred, loaned or given and this sale or transference is not at arm’s length, the price that would have been so [CONFIDENTIAL TREATMENT REQUESTED] if it

CONFIDENTIAL TREATMENT REQUESTED

had been at arm’s length, after deduction of normal trade discounts actually granted and any credits actually given and, provided the amounts are separately charged on the relevant [CONFIDENTIAL TREATMENT REQUESTED], any costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies.

NIH License	The license agreement between CRICC and the US National Institutes of Health dated 9/29/2000.

Ongoing Clinical Trials	Those clinical trials of Royalty bearing Products that are ongoing or planned with an approved protocol as of the Commencement Date (i.e. that certain trial entitled “Phase I Study of Combination Yttrium-90 MX-DTPA Humanized BrE-3 Monoclonal Antibody (90-Y-MX-DTPA huBrE-3 mAb; 90-Y huBrE-3) and Capecitabine in Metastatic/Recurrent Breast Cancer”).

Parties	Immunodex and Somanta, and “Party” shall mean either of them.

Patents	Any and all patents and patent applications, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, re-examination certificates, foreign counterparts and other patents or applications, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Royalty-bearing Products

Any and all products in the Field that are manufactured, sold or otherwise supplied by Somanta (or its Affiliate or sublicensee hereunder) and contain BrE-3 and/or Mc-3 and are at any time within any Valid Claim of the BrE-3 Patents or the Mc-3 Patents (including, without limitation, diagnostic imaging products and therapeutic products), but excluding products based on the antigen used to generate Mc-3 for use outside the Field (the “Antigen Products”).

It is understood and agreed that Immunodex retains all rights with respect to such Antigen Products, which such products shall not in any event be developed for use in the Field.

Territory	The World.

Valid Claim	A claim of a patent application or patent that (a) in the case of a pending claim, has been pending for no more than [CONFIDENTIAL TREATMENT REQUESTED] and has not been permanently abandoned or permanently permitted to lapse, and (b) in the case of an issued claim, (i) has not expired or been held invalid or unenforceable in a final binding court decision from which no appeal can be or is taken, or (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

CONFIDENTIAL TREATMENT REQUESTED

2.	Grant of rights, etc.

2.1	License. Subject to the terms hereof, Immunodex hereby grants Somanta, effective from the Commencement Date, the following sub-licenses in the Territory:

(a)	An exclusive sub-license, with the right to sub-license solely as set forth in Section 2.2, under the BrE-3 Patents and Mc-3 Patents solely as provided in Section 2.2; and

(b)	an exclusive sub-license in the Field to use the Know-how relating to BrE-3 and an exclusive sub-license in the Field to use the Know-how related to Mc-3;

(c)	If requested in writing by Somanta (within a reasonable time after the Commencement Date), Immunodex will seek to obtain for Somanta an exclusive sub-license of CRICC’s rights and licenses under the Chelate MXDTPA License, including, without limitation a consent to such sub license from Coulter Corporation, the cost for such sub-license to be at Somanta’s expense (this means, without limitation, that Somanta shall pay all sublicense issue fees, maintenance fees, milestones, royalties and other fees under the Chelate MXDTPA License that relate to the sublicense granted hereunder (including without limitation any activities in exercise of it), and shall pay such fees to Immunodex within 2 weeks after receiving a written invoice for same, which written invoice Immunodex will provide no earlier than 2.5 weeks before the applicable payment is due to Coulter Corporation); and

(d)	If requested in writing by Somanta (within a reasonable time after the Commencement Date), Immunodex will seek to obtain for Somanta a non-exclusive sub-license of CRICC’s rights and licenses under the NIH License, including, without limitation a consent to such sub-license from the appropriate third parties, the cost for such sublicense to be at Somanta’s expense (this means, without limitation, that Somanta shall pay all sublicense issue fees, maintenance fees, milestones, royalties and other fees under the NIH License that relate to the sublicense granted hereunder (including without limitation any activities in exercise of it), and shall pay such fees to Immunodex within 2 weeks after receiving a written invoice for same, which written invoice Immunodex will provide no earlier than 2.5 weeks before the applicable payment is due to the NIH or its representative);

(e)	in each case to develop, manufacture, have manufactured, use, sell, offer for sale and import Royalty-bearing Products for the Field.

CONFIDENTIAL TREATMENT REQUESTED

All sublicenses granted to Somanta hereunder are explicitly subject to the terms and conditions of the agreement between Immunodex and/or CRICC and the third party that has licensed Immunodex the rights being sublicensed and to the CRICC—Immunodex license agreement as it exists as of the Effective Date.

2.2	Sub-licensing. Somanta shall be entitled to grant sub-licenses of its rights under this Agreement to any person, provided that:

(a)	Somanta discloses to Immunodex not later than thirty (30) days before the date any such sublicense is entered into the identity of such proposed sub-licensee;

(b)	the royalties and other consideration provided for in the sub-license shall be at an amount or rate which is not less than the amount or rate provided for in this Agreement to Immunodex (and in any event, Somanta shall remain obligated to pay Immunodex the milestones and royalties set forth herein based on the sublicensees’ achievements and sales as if they were Somanta’s);

(c)	the sublicense does not violate and shall include obligations on the sub-licensee which are equivalent to or at least as stringent as the obligations on Somanta under this Agreement and does not violate any provision of the license agreement between Immunodex and CRICC with respect to the subject matter hereof as in effect on the Effective Date;

(d)	At least 30 days prior to the proposed date of the grant of any sub-license Somanta shall provide to Immunodex a copy of proposed agreement;

(e)	Immunodex shall have the right to reject any proposed sublicensee that Immunodex can demonstrate by competent written evidence (including, without limitation, evidence of such proposed sublicensee’s debarment): [CONFIDENTIAL TREATMENT REQUESTED]; and

(f)	within fifteen (15) days after the date of the sub-license agreement, Somanta delivers a copy of such sublicense agreement to Immunodex.

(g)	any required consents from Immunodex’s licensor(s) —and CRICC’s to the extent than any sublicense is obtained and granted hereunder under Section 2.1(c) and/or 2.1(d) — shall have been obtained (it being understood and agreed that Immunodex shall use all reasonable efforts to cause CRICC to give its consent if required under the CRICC-Immunodex license agreement dated April 19, 2002 as such agreement exists as of the Effective Date).

(h)

With respect to each sublicense granted by Somanta to a sublicensee hereunder (excluding any Affiliate of Somanta), Somanta agrees to pay to Immunodex a fee equal to [CONFIDENTIAL TREATMENT REQUESTED] of the initial cash fee and other (whether initial or not) monies received by Somanta from

CONFIDENTIAL TREATMENT REQUESTED

such sublicensee (other than royalties which are governed by Section 4.4 hereof) for the grant of a sublicense to the Licensed Patents and Know-how (such fee(s) and monies received from the sublicensee, “Sublicensing Revenue” and Immunodex’s share thereof the “Sublicensing Fee”); provided, however, that:

(i) Immunodex’s Sublicensing Fee based on a share of any Sublicensing Revenue received in the form of [CONFIDENTIAL TREATMENT REQUESTED] from a sublicensee [CONFIDENTIAL TREATMENT REQUESTED] shall not in any event exceed [CONFIDENTIAL TREATMENT REQUESTED];

(ii) if the Sublicensing Fee based on the [CONFIDENTIAL TREATMENT REQUESTED] from any particular licensee would be less than [CONFIDENTIAL TREATMENT REQUESTED], then Somanta shall pay Immunodex [CONFIDENTIAL TREATMENT REQUESTED] on the date of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] on each of the [CONFIDENTIAL TREATMENT REQUESTED] of such date (for a total aggregate payment of [CONFIDENTIAL TREATMENT REQUESTED] in lieu of such Sublicensing Fee based on such [CONFIDENTIAL TREATMENT REQUESTED]; and

(iii) with respect to Sublicensing Fees based on Sublicensing Revenues other than [CONFIDENTIAL TREATMENT REQUESTED] (for example but without limitation, in the form of [CONFIDENTIAL TREATMENT REQUESTED] received by Somanta in a particular calendar year, Somanta shall be entitled to [CONFIDENTIAL TREATMENT REQUESTED] the entire amount of [CONFIDENTIAL TREATMENT REQUESTED] with respect to the same time period under [CONFIDENTIAL TREATMENT REQUESTED] such that [CONFIDENTIAL TREATMENT REQUESTED] under this subsection 2.2(h)(iii) unless the [CONFIDENTIAL TREATMENT REQUESTED] exceeds the [CONFIDENTIAL TREATMENT REQUESTED] and then only to the extent [CONFIDENTIAL TREATMENT REQUESTED] exceeds the [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that the [CONFIDENTIAL TREATMENT REQUESTED] of Sublicensing Fees [CONFIDENTIAL TREATMENT REQUESTED] (to avoid any doubt, this means other than through [CONFIDENTIAL TREATMENT REQUESTED]) pursuant to this subsection 2.2(h)(iii) in [CONFIDENTIAL TREATMENT REQUESTED] to [CONFIDENTIAL TREATMENT REQUESTED] an amount equal to

CONFIDENTIAL TREATMENT REQUESTED

[CONFIDENTIAL TREATMENT REQUESTED], the amount paid or to be paid to Immunodex pursuant to [CONFIDENTIAL TREATMENT REQUESTED], whichever is applicable for that sublicense. This [CONFIDENTIAL TREATMENT REQUESTED] per sublicense is explicitly not subject to [CONFIDENTIAL TREATMENT REQUESTED] of any [CONFIDENTIAL TREATMENT REQUESTED].

Notwithstanding the definition of Sublicensing Revenues provided above, Sublicensing Revenues do not include and Immunodex shall not receive any share of payments with respect to monies (or equivalent value) received by Somanta which are (a) for future (after Somanta grants the sublicense) support, at fair market value, of Somanta’s laboratory research, screening and development programs or for reimbursement of any amounts to be (and ultimately actually) expended on the foregoing pursuant to and after the signing of a written agreement requiring such expenditure, (b) equity investments in Somanta at fair market value (it being understood that any premium paid with respect to such an equity investment made in connection with such a sublicense would be included in Sublicensing Revenues and subject to payment of a Sublicensing Fee hereunder), (c) bona fide loans or other financing provided at market-based rates (and specifically excluding any loan forgiveness), (d) payments to Somanta in consideration of the grant of rights to any other intellectual property of Somanta provided however that no greater than one half (1/2) the value of any licensing deal or relationship may be attributed to such other Intellectual Property, and (e) any prepayments on any of the items listed in subsections (a), (b), (c) or (d) above. This paragraph, however, shall not be used to contradict proviso (ii) stated above in this Section 2.1(h) and Somanta shall pay Immunodex at least the amount set forth in such proviso with respect to each sublicense granted hereunder.

2.3	Supply of materials and materials related to Know-how.

2.3.1	Immunodex shall disclose, provide, transfer or make available for transfer (as applicable and noted below) to Somanta or its nominee:

(a)

Within five (5) days after deposit of Escrow Amount 1 (set forth in Section 4.1(c)) into the escrow account (and provided that the payment of Section 4.1(a) has also been paid, in this case directly to Immunodex) Immunodex shall make available at CRICC’s facility 10 frozen vials from the working cell bank containing huBre-3v1 cells to Somanta (or its carrier) for Somanta (or its carrier) to provide to one of the following third parties: [CONFIDENTIAL TREATMENT REQUESTED] for the purpose of verifying the viability of such cell line as to [CONFIDENTIAL TREATMENT REQUESTED]. Immunodex shall be entitled to provide the cell lines and all antigens and other materials it may agree to provide for such testing in coded fashion, and Somanta shall not reveal the identity of the cell lines and

CONFIDENTIAL TREATMENT REQUESTED

antigens to any third party involved in the testing. Somanta shall be responsible at its expense for making and effecting the shipping arrangements. Somanta shall be responsible to select one of these third-party laboratories and to pay for their services. Such third party shall be under reasonable confidentiality and non-use obligations to Immunodex. Such third party shall complete the testing and provide its report (described below) within two (2) months after Immunodex makes such 10 vials available. Such third party upon completion of all relevant testing, shall provide to the Parties a detailed written report related to the tests conducted and a conclusion as to each of the foregoing 3 factors (i)—(iii). If the report concludes that the cell line: [CONFIDENTIAL TREATMENT REQUESTED], the Parties shall promptly instruct the escrow agent to release Escrow Amount 1 to Immunodex. Within ten (10) days thereafter, Immunodex shall transfer to Somanta the majority of the quantities of the huBrE-3 master cell and working cell banks in its possession, provided however that Immunodex reserves the right to retain reasonable quantities of samples of such cell banks (x) for non-clinical research while the licenses to Somanta for BrE-3 remain in effect, and (y) to use for any and all purposes if Somanta’s licenses to BrE-3 hereunder terminate. If the report concludes that the cell line [CONFIDENTIAL TREATMENT REQUESTED], the Parties shall promptly instruct the escrow agent to release Escrow Amount 1 to Somanta and Immunodex shall promptly refund to Somanta the entire amount paid to Immunodex pursuant to Section 4.1(a). The Parties hereby agree to be bound by the conclusions set forth in the third party’s report;

(b)	Prior to the earlier of: (i) six months after the Commencement Date or (ii) 5 business days after receiving written notice from Somanta of the Funding, and provided in each case that Somanta has paid Escrow Amount 2 into the escrow account and paid the payment of Section 4.1(b) directly to Immunodex, Immunodex shall make available to Somanta (or its carrier) at CRICC’s facility 10 frozen vials from the working cell bank containing huMc-3v1 cells for Somanta (or its carrier) to provide to one of the following third parties: [CONFIDENTIAL TREATMENT REQUESTED] for the purpose of verifying the viability of such cell line as to [CONFIDENTIAL TREATMENT REQUESTED]. Immunodex shall be entitled to provide the cell lines and all antigens and other materials it may agree to provide for such testing in coded fashion, and Somanta shall not reveal the identity of the cell lines and antigens to any third party involved in the testing. Somanta shall be responsible at its sole expense for making and effecting the shipping arrangements. Somanta shall be responsible to select one of these third-party laboratories and to pay for their services. Such third party shall be under reasonable confidentiality and non-use obligations to Immunodex. Such third party shall complete the testing and provide its report (described below) within two (2) months after Immunodex makes such 10 vials available. Such third party upon completion of all relevant testing, shall provide to the Parties a detailed written report related to the tests conducted and a conclusion as to each of the foregoing viability factors. If the report concludes that the cell line [CONFIDENTIAL TREATMENT REQUESTED], then the Parties shall promptly instruct the escrow agent to release Escrow Amount 2 to Immunodex. Within ten (10) days thereafter, Immunodex shall transfer to Somanta the majority of

CONFIDENTIAL TREATMENT REQUESTED

the quantities of the huMc-3 master cell bank and working cell bank in its possession; provided, however that Immunodex reserves the right to retain reasonable quantities of samples of such cell banks (x) for non-clinical research while the licenses to Somanta for Mc-3 remain in effect, and (y) to use for any and all purposes if Somanta’s licenses to Mc-3 hereunder terminate. If the report concludes that the cell line: [CONFIDENTIAL TREATMENT REQUESTED], then the Parties shall promptly instruct the escrow agent to release Escrow Amount 2 to Somanta. The Parties hereby agree to be bound by the conclusions set forth in the third party’s report; and

(c)	Within 30 days after the Commencement Date, authorize (in writing) Immunodex’s third-party contractors for BrE-3 (these are: [CONFIDENTIAL TREATMENT REQUESTED]) to disclose manufacturing information, SOP’s, assays and protocols (including those related to radio-labeling), that are within the Know-How to Somanta, (and, to the extent Controlled by Immunodex as of the Effective Date, provide all necessary rights to use such information, including, without limitation to avoid any doubt, to the extent Controlled by Immunodex, any rights under any patent/cell depository agreements with American Tissue Culture Collection or any other third party) and assist Somanta in obtaining any such information, SOP’s, assays and/or protocols; and

(d)	Within 30 days after the Commencement Date, disclose the contents of all laboratory, pre-clinical data, animal studies data, stability studies, sterility studies, regulatory filings, clinical data (including without limitation such data on a Phase I study conducted by CRICC entitled Phase I Study of Yttrium 90 labeled humanized Monoclonal Antibody BrE-3 and Indium In 111 Humanized Monoclonal antibody BrE-3 followed by autologous bone marrow or Peripheral Blood Stem Cell Transplantation in Patients with Metastatic Breast Cancer) and any correspondence with the U.S. Food and Drug Administration or equivalent foreign body, in each case related to either BrE-3 or Mc-3. To avoid any doubt, any CRICC and/or Immunodex or other investigator-sponsored IND for any Royalty-bearing Product is not required to be transferred to Somanta (or its nominee), and it is intended by the Parties that same shall be retained by CRICC and/or Immunodex, as the case may be (although the results of clinical trials under them shall be disclosed to Somanta to the extent set forth in a separate written agreement between Somanta and CRICC related to such trials). Both parties recognize that as of the Commencement Date, given the stage of research and development on Mc-3, there is no correspondence with the FDA regarding Mc-3, thus none will be provided.

(e)	To avoid any doubt, pursuant to the Know-how disclosure provisions of this Agreement, Immunodex is disclosing to Somanta the procedures used to produce the current clinical materials. Immunodex is under no obligation to develop a scaled-up method of production for either BrE-3 or Mc-3 or both, and has no process development nor manufacturing process “trouble-shooting” obligations hereunder. Somanta is solely responsible for such work, in accordance with and without limiting its responsibilities under Section 3.3.

CONFIDENTIAL TREATMENT REQUESTED

2.3.2.	Somanta agrees to adhere to any obligations of confidentiality, non-distribution and limited use that relate to the materials delivered by Immunodex to Somanta pursuant to this Section 2.3. To protect against any unauthorized distribution of any cell or cell culture, Somanta will maintain a log related to the use, distribution and storage of any cell line delivered by Immunodex to Somanta pursuant to this Section 2.3. Somanta must disclose quarterly to Immunodex such log and all updates, changes and corrections to it. Somanta will obtain insurance to cover the loss or destruction of the GMP Materials in an amount not to exceed [CONFIDENTIAL TREATMENT REQUESTED], and will name Immunodex as an additional insured under such policy.

Without limiting any other restrictions and obligations set forth in this Agreement, Somanta and its Affiliates and sublicensees hereunder shall not use any cell lines or other materials provided hereunder, nor any derivatives (including without limitation progeny of cells) of any such materials, outside the scope of the sublicenses granted Somanta hereunder.

2.4	Reservation of rights. Immunodex reserves all rights outside the Field and the non-exclusive right for itself and other academic and/or not-for-profit researchers, to use the Know-how and to practice the subject matter of the BrE-3 and Mc-3 Patents in the Field for the purposes of academic, non-commercial research (which may, to avoid doubt, include clinical trials), subject to the confidentiality provisions set out in clause 3 below; provided, however, that any such other academic and/or not-for-profit researcher may not sublicense such rights to any third party not itself falling within the category of entities for which rights are reserved (i.e. they may only sublicense to other academics and not-for-profits).

2.5	Security Interest. To secure Somanta’s obligations under this Agreement, Somanta hereby grants to Immunodex a security interest in each of the BrE-3 and Mc-3 cell lines transferred to Somanta pursuant to this Agreement.

3.	Know-how and Confidential Information

3.1	Provision of Know-how. To the extent the disclosure is not addressed in Section 2.3.1, within 30 days after the date of this Agreement, Immunodex shall disclose to Somanta all Know-how (in its legal possession and Control as of the Effective Date) that Immunodex has not previously disclosed to Somanta and that is necessary or desirable to enable Somanta to undertake the further development of the Royalty-bearing Products. The way in which the Know-How will be disclosed shall consist of, first, up to 2 days from each of Drs. Roberto Ceriani and Jerry Peterson, and thereafter, after Somanta has reviewed the Know-how thus transferred, up to one additional day from each such person to the extent requested by Somanta, all at no additional consideration for their time (if there are travel expenses for travel required by Somanta, Somanta will cover these expenses). Any further consultation by such Drs. shall be pursuant to the consulting agreements that CRICC and Dr. Roberto Ceriani are entering into with Somanta contemporaneously with this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

3.2	Status of Know-how. Somanta acknowledges that the Know-how is at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together “Delivered Items”) provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, Immunodex does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic, except as required by Section 2.3.1 (a) and (b).

3.3	Responsibility for development of Royalty-bearing Products. Somanta shall be solely and exclusively responsible for the technical and commercial development and manufacture of Royalty-bearing Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Royalty-bearing Products sold or supplied, and accordingly Somanta shall indemnify Immunodex in the terms of Clause 7.4 (without limiting such Clause).

3.4	Use of Know-how. Somanta undertakes that for a period of [CONFIDENTIAL TREATMENT REQUESTED] from the Commencement Date or for so long as any substantial part of the Know-how remains subject to the obligations of confidence of Clause 3.5, whichever is the shorter, it will not use the Know-how for any purpose except as expressly licensed hereby and in accordance with the provisions of this Agreement.

3.5	Confidentiality obligations. Each Party (“Receiving Party”) undertakes:

(a)	to maintain as secret and confidential all know-how and other technical or commercial information obtained directly or indirectly from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein,

(b)	to use the same exclusively for the purposes of this Agreement, and

(c)	to disclose the same only to those of its employees, contractors and licensees or sublicensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement, including clinical investigators, institutional review boards and to any regulatory body for the purpose of obtaining registration of or regulatory approval for a Royalty-bearing Product.

3.6	Exceptions to obligations. The provisions of Clause 3.5 shall not apply to know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence:

(a)	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

CONFIDENTIAL TREATMENT REQUESTED

(b)	is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

(c)	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or licensees or sublicensees; or

(d)	the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party’s request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures (iii) limit its disclosure and use to the extent required by the court or government regulatory agency; or

(e)	in the case of information disclosed by Immunodex to Somanta, is disclosed to actual or potential customers for Royalty-bearing Products in so far as such disclosure is reasonably necessary to promote the sale or use of Royalty-bearing Products, provided that the customers sign a written confidentiality undertaking at least as restrictive as Clauses 3.5 and 3.6.

3.7	Disclosure to employees. The Receiving Party shall procure that all of its employees, contractors, licensees or sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Clause 3.5 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 3.5 and 3.6 and which apply to the Disclosing Party’s information.

4.	Payments

4.1.	Initial consideration. Somanta shall:

(a)	on or before the date that is ten (10) days after the date of this Agreement, pay to Immunodex an initial license fee of US$300,000; provided, however, that this initial license fee of US$300,000 shall be promptly refunded to Somanta in full in accordance with Section 2.3.1(a) if Immunodex is unable to deliver the BrE-3 cell line in a viable condition.

(b)	on the earlier of (i) the date that is six (6) months after the date of this Agreement, or (ii) upon the closing of a Funding pay to Immunodex an additional license fee of US$100,000.

CONFIDENTIAL TREATMENT REQUESTED

(c)	promptly after the date of this Agreement, deposit into an escrow account with a national banking institution US$150,000 (“Escrow Amount 1”) to be distributed in accordance with Section 2.3.1(a);

(d)	on the earlier of (i) the date that is six (6) months after the date of this Agreement, or (ii) upon the closing of a Funding, pay into an escrow account with a national banking institution a one-time fee of US$150,000 (“Escrow Amount 2”) to be distributed in accordance with Section 2.3.1(b).

4.2	License Maintenance. On each anniversary of the date of this Agreement, Somanta shall pay Immunodex a license maintenance fee of US$250,000, until the First Commercial Sale of a Royalty-bearing Product at which time this fee will be automatically reduced to US$100,000 and shall be in consideration of the maintenance of the license to the BrE-3 Patents or the Mc-3 Patents, as the case may be, that do not cover the first Royalty-bearing Product (the “Non-Commercialized Patents”); provided, however, that Somanta’s obligation to pay this US$100,000 license maintenance fee with respect to the Non-Commercialized Patents shall terminate and be of no further force or effect upon the earlier of: (i) approval of a Royalty-bearing Product by the U.S. Food and Drug Administration covered by the Non-Commercialized Patents, or (ii) termination of the license with respect to the Non-Commercialized Patents; and provided, further, that nothing in the choice of defined term of “Non-Commercialized Patents” shall be read to imply that Somanta is not required to be diligent with respect to the subject matter of the patent applications and patents included within such term.

4.3	Payment terms. Except for the payment set forth in clause 4.1(a) above (which is refundable solely under the circumstances and to the extent set forth in Section 2.3.1(a), all above payments from Somanta to Immunodex are non-refundable and are not considered advances against royalty or other payments due hereunder. The royalty payments to be made pursuant to Section 4.4 below shall be made within thirty (30) days after the end of each calendar quarter in which Royalty-bearing Products are sold, beginning with the quarter in which the First Commercial Sale is made.

4.4.	Royalties. Somanta shall pay Immunodex, on a country-by-country basis, a royalty equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales Value of any Royalty-bearing Product that comes within the scope of a Valid Claim of the BrE-3 Patents and [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales Value of any Royalty-bearing Product that comes within the scope of a Valid Claim of the Mc-3 Patents. Such royalties shall be payable on each Royalty-bearing Product from the date of First Commercial Sale of such Royalty-bearing Product in such country until the later of (a) the expiration of the last Valid Claim covering such Royalty-bearing Product or its manufacture or use, and (b) 15 years after such date of first Commercial Sale; provided however, that if the royalty is being paid based on the time in (b) but the time in (a) has expired, then the applicable royalty rate shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] of the regular rate prior to patent expiry. If Somanta markets a combination product that combines BrE-3 with Mc-3 Antibodies then the [CONFIDENTIAL TREATMENT REQUESTED] rate shall apply to the entire Net Sales Value of the combination product.

CONFIDENTIAL TREATMENT REQUESTED

4.5.	All sums due under this Agreement:

(a)	are exclusive of Value Added Tax which, where applicable, will be paid by Somanta to Immunodex in addition;

(b)	shall be paid in U.S. dollars by check or wire transfer made payable to Immunodex, Inc., and in the case of sales or sub-license income received by Somanta in a currency other than U.S. dollars, the royalty shall be calculated in the other currency and then converted into equivalent U.S. dollars at the buying rate of such other currency as quoted by The Wall Street Journal, Western Edition, as at the close of business on the last business day of the quarterly period with respect to which the payment is made;

(c)	shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except insofar as Somanta is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them, at the expense of Immunodex to avoid deducting such taxes and to obtain double taxation relief. If Somanta is required to make any such deduction it shall provide Immunodex with such certificates or other documents as it can reasonably obtain to enable Immunodex to obtain appropriate relief from double taxation of the payment in question; and

(d)	shall be made by the due date set forth in this Agreement, unless otherwise agreed to by Immunodex (with Immunodex being entitled to withhold its agreement in its sole discretion).

4.6.	If, at any time during the continuation of this Agreement, Somanta is prohibited from making any of the payments required hereunder by a governmental authority in any country then Somanta will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within 7 days of receiving such permission. If such permission is not received within 30 (thirty) days of Somanta making a request for such permission then, at the option of Immunodex, Somanta shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by Immunodex within such country or such royalty payments shall be made to an associated company of Immunodex designated by Immunodex and having offices in the relevant country designated by Immunodex.

4.7.	Records

4.7.1.

Somanta shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of Royalty-bearing Products sold by it, and the amount of sublicensing revenues received by it in respect of Royalty-bearing Products, on a country by country basis, and being sufficient to ascertain the royalties due

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under this Agreement for a period of at least five (5) years after the time periods to which the records relate.

4.7.2.	Somanta shall make such records and accounts available, on five (5) business days notice, for inspection during business hours by an independent public accountant nominated by Immunodex for the purpose of verifying the accuracy of any statement or report given by Somanta to Immunodex under this clause 4. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to Immunodex only such details as may be necessary to report on the accuracy of Somanta’s statement or report. Immunodex shall be responsible for the accountant’s charges, unless the report reveals an underpayment of five percent (5%) or more for the periods audited, in which case Somanta shall promptly pay the difference as well as the public accountant’s full fees.

4.7.3.	Somanta shall ensure that Immunodex has the same rights as those set out in this Clause 4.7 in respect of any licensee or license or sub-licensee of Somanta that is licensed or sub-licensed under the Patents and/or Know-how pursuant to this Agreement.

4.8.	Transaction Fee. Somanta will reimburse Immunodex for its legal fees incurred in connection with the negotiation of this Agreement in an amount not to exceed [CONFIDENTIAL TREATMENT REQUESTED] within thirty (30) after Immunodex provides Somanta written documentation substantiating the actual amount of such fees. This amount is non-refundable and this payment obligation survives notwithstanding any termination of this Agreement under circumstances described in Section 2.3.1 or otherwise.

CONFIDENTIAL TREATMENT REQUESTED

5.	Commercialisation

5.1.	Somanta shall use commercially reasonable efforts (defined as the efforts a typical biopharmaceutical company would devote to a product of similar potential at a similar stage of development that has not been in-licensed in order to develop and commercialize it in a sustained and diligent manner without interruption, pause or delay), at its sole cost and expense, to develop and commercially exploit Royalty-bearing Products, including, without limitation, all laboratory and clinical studies performed hereunder, it being understood that any and all costs and expenses incurred by Somanta in connection with the development of any Royalty-bearing Product shall not be credited or offset against any other payments that may be due and owing from Somanta to Immunodex hereunder. Commercially reasonable efforts with respect to Royalty-bearing Products covered by the Bre-3 Patents or the Mc-3 Patents, as the case may be, shall include without limitation Somanta carrying out the following activities, with respect to Royalty-bearing Products covered by the Bre-3 Patents or Mc-3 Patents, as the case may be, on or before the agreed upon amount of time has elapsed after the date of this Agreement as indicated in the Table below (n/a indicates such milestone is not applicable to such Royalty-bearing Product development):

Milestone [CONFIDENTIAL TREATMENT REQUESTED]	BrE-3 - [CONFIDENTIAL TREATMENT REQUESTED]	Mc-3 - [CONFIDENTIAL TREATMENT REQUESTED]

*	Each clinical study shall be deemed initiated at such time as Somanta has entered into an agreement to conduct that specific trial with the applicable institution at which the clinical study will be conducted.

**	The parties will commence negotiating in good faith such diligence milestone within three (3) months time after the receipt of sufficient data from the animal studies related to Mc-3, such negotiations to conclude no later than nine (9) months after such negotiations begin. At such time as the parties have agreed upon diligence milestones related to the development of Mc-3 (at some time within such nine (9) months), this agreement will be amended to include such additional diligence milestones.

If Somanta fails to meet any of the dates set forth in the table of milestones above, then Immunodex has the right to terminate this Agreement (with respect to the applicable program) under Section 8.3.2, and, subject to the final paragraph of this subsection below, Somanta shall pay the following fee based on time elapsed after the Commencement Date (and, subject to the final paragraph of this subsection below, any termination by Somanta under Section 8.3.1 without meeting these milestones shall be deemed a termination by Immunodex under Section 8.3.2 and shall not be a means for evading the diligence requirements or the cancellation fees):

Time elapsed from Commencement Date

(one	year equals 365 days, except for leap years which have 366 days)

BrE-3	Mc3
Payment	Payment

1year	[CONFIDENTIAL TREATMENT REQUESTED]

2 year [CONFIDENTIAL TREATMENT REQUESTED]

3 year [CONFIDENTIAL TREATMENT REQUESTED]

4 year [CONFIDENTIAL TREATMENT REQUESTED]

5 year [CONFIDENTIAL TREATMENT REQUESTED]

CONFIDENTIAL TREATMENT REQUESTED

Notwithstanding anything to contrary herein, Somanta shall not be obligated to make any payment under this Section 5.1 if this Agreement is terminated (as to Bre-3, Mc-3, or both) as a result of any of the following:

1) if Somanta discontinues the development of the applicable Royalty-bearing Product due to the negative results of any toxicity testing or any clinical trial that the FDA indicates would preclude further testing of the applicable Royalty Product(s), or with respect to animal testing of Mc3, that would preclude continued development or would prevent non-rejection of an IND for an Mc3-based Royalty-bearing Product based on FDA guidance or the prevailing standards that FDA applies;

2) if Somanta discontinues the development of the applicable Royalty-bearing Product because a third party is granted orphan drug status by the FDA for a Yttrium-labelled or -linked monoclonal antibody targeting the same antigen (as BrE-3 or Mc-3, as applicable) that would be considered the same drug under applicable law for orphan drug exclusivity purposes, the orphan drug designation is to treat the same indication for which Somanta’s applicable Royalty-bearing Product is being clinically tested hereunder and the development of such other drug is at a stage such that such other party will be in a position to file a BLA or NDA with respect to such other drug prior to the time that Somanta will be in a position to file a BLA or NDA with respect to the applicable Royalty-bearing Product (i.e., the entity that benefits from such orphan drug status designation is further along in clinical development than Somanta);

3) If the remote possibility occurs that — after exhausting all reasonable efforts to optimize production of Royalty-bearing Products to achieve commercially viable yields of BrE-3 and/or Mc-3 — Somanta still does not achieve commercially viable yields of the antibody(ies) for which it is terminating (BrE-3 and/or Mc-3 as applicable). This remote possibility will be deemed to have occurred if:

(a) Somanta fails to obtain a commercially viable manufacturing yield for the relevant antibody(ies) under cGMP conditions, only after Somanta has tried for at least [CONFIDENTIAL TREATMENT REQUESTED] to increase antibody production by all currently available methods (these must include but are not limited to the following techniques and procedures: genetic engineering approaches, gene splicing, introduction of enhancers, re-hybridization with new hybridoma partner and techniques to magnify protein production in cells and hybridomas, gene grafting and redundant gene deletion, and then

(b) Having concluded that (a) has occured, Somanta must notify Immunodex in writing and within 30 days assemble a panel of 2 to 3 academic investigators with relevant expertise and specialties. These academic experts will have 60 days to provide a report proposing new alternative approaches to be followed by Somanta to seek to obtain commercially viable yields of the relevant antibody(ies) under cGMP conditions. Somanta shall then dedicate at least [CONFIDENTIAL TREATMENT REQUESTED] at a total budget of at least [CONFIDENTIAL TREATMENT REQUESTED] to test the panel recommendations. It will be then and only then after these last [CONFIDENTIAL TREATMENT REQUESTED] of testing that Somanta can terminate this Agreement with respect to the relevant antibody(ies) (BrE-3 and/or Mc-3) without incurring a termination penalty to Immunodex as specified above in this Section 5.1, on the basis of a failure to obtain commercially viable yields of such antibody(ies) under cGMP conditions

CONFIDENTIAL TREATMENT REQUESTED

A “commercially viable yield” for BrE-3 shall be deemed to have been achieved if a cell line produces such antibody at a level of at least [CONFIDENTIAL TREATMENT REQUESTED] in then state-of-the-art production equipment and facilities. Similarly, a “commercially viable yield” for Mc-3 shall be deemed to have been achieved if a cell line produces such antibody at a level of at least [CONFIDENTIAL TREATMENT REQUESTED] in then state-of-the-art production equipment and facilities; or

(4) If, with respect to BrE-3, the report delivered by the third party testing facility as set forth in Section 2.3.1(a) results in Escrow Amount 1 being released to Somanta, and if, with respect to Mc-3, the report delivered by the third party testing facility as set forth in Section 2.3.1(b) results in Escrow Amount 2 being released to Somanta.

5.2. Without prejudice to the generality of Somanta’s obligations under Clause 5.1, Somanta shall provide at least semi-annually to Immunodex an updated, written Development Plan, showing all past, current and projected activities taken or to be taken by Somanta to bring Royalty-bearing Products to market and sell Royalty-bearing Products worldwide, such Development Plan to be submitted to Immunodex by May 1 and November 1 of each year. With regard to the items to be determined, after Somanta has consulted with the FDA regarding the need and/or extent of such studies, the parties shall amend this agreement to include mutually agreeable and reasonable time frames related to the completion of such studies, if necessary.

5.3. Clinical Trials. Somanta intends to enter into an amended and restated Clinical Trial Agreement with CRICC for the purpose of enabling CRICC to sponsor clinical trials related to potential Royalty-bearing Products; provided, however, that any academic institution or hospital conducting such trial or trials must have appropriate approval by their respective Institutional Review Board and approval by the U.S. Food and Drug Administration for conducting such clinical trial or trials. Furthermore, no patient will be treated in any such clinical trial unless the applicable institution or hospital at which such trial is conducted releases in writing each of Immunodex and CRICC from any and all liability associated with the conduct of such clinical trial or trials.

6.	Intellectual property

6.1.	Obtain and maintain the Patents. Somanta shall at its own cost and expense (and through counsel of its choosing, which shall initially be DLA Piper Rudnick Gray Cary (by or under the supervision of Lisa Haile) and shall be through counsel reasonably acceptable to Immunodex and if Somanta changes law firms):

(a)	prosecute and endeavour to issue patents on each patent application within the BrE-3 Patents and Mc-3 Patents so as to secure the broadest claim coverage reasonably available on the basis of these applications; and

(b)	pay all renewal, annuity and maintenance fees in respect of the BrE-3 Patents and Mc-3 Patents as and when due and provide notice and evidence to Immunodex of such payments within 30 days of the effective date of payment;

CONFIDENTIAL TREATMENT REQUESTED

provided that if Somanta wishes to abandon any such application or not to maintain any such patent within the Licensed Patents (or to cease funding such application or Patent) it shall give thirty (30) days’ prior written notice to Immunodex and on the expiry of such notice period Somanta shall lose all licensing rights to such patent application or patent identified in the notice, and Immunodex may thereafter continue to pursue and maintain such patent applications and patents.

(c)	Immunodex will promptly after the date of this Agreement disclose a copy of all relevant documentation, within its legal possession and Control related to the prosecution or maintenance of any patent or patent applications listed on Schedule 1 to patent counsel identified by Somanta.

With respect to Licensed Patent prosecution conducted by Somanta under Section 6.1(a), Somanta shall provide to Immunodex no later than thirty (30) days after the date of anticipated filing (including without limitation of responses to office actions and the like) a draft of the anticipated filing. When Somanta provides the draft, it shall disclose such anticipated date of filing to Immunodex. Somanta shall reasonably consider and incorporate to the extent reasonable Immunodex’s comments thereon received no later than five (5) days before the date of anticipated filing and shall confer with Immunodex in person or by telephone regarding any comments that Somanta does not wish to incorporate.

The Parties’ agreements regarding patent prosecution and maintenance are subject to the terms of the written agreements by which Immunodex derives rights in the Licensed Patents, to the full extent applicable.

6.2	Infringement of the Patents

6.2.1	Notice. Each Party shall notify the other in writing of any suspected infringement of any Licensed Patent(s) by commercial activities within the Field, promptly after learning of such infringement or challenge.

6.2.2	Action Against Infringement in the Field. As between the Parties, Somanta shall have the first right to prosecute and shall bear all expenses associated with all claims against third parties for infringement during the term within the Field of the Licensed Patent(s); provided, however that Somanta’s action must be limited to pursuit and prevention of infringement within the Field that is competitive with Somanta’s activities under this Agreement. If Somanta does not take action to end the infringement within 180 days after a notice between the parties under subsection 6.1.1, then Immunodex shall have the right to bring and control suit to end and/or seek damages for the infringement.

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6.2.3	Recovery. Any recovery, awarded either Party or Parties in connection with an action pursuant to subsection 6.1.2 shall be distributed as follows: (i) first, to pay the litigation expenses (including attorney’s fees and costs) borne by the Parties in connection with the claim of infringement, and (ii) second, with any additional amounts being allocated to the Party that brought the action, but if this is Somanta , then Somanta must pay Immunodex an amount equal to the royalty that would be due hereunder on the sales of product underlying such remaining recovery.

6.2.4	Indispensable Party. If either Party reasonably determines that the other Party is an indispensable party to any action pursuant to this Section 6.2.4 the other Party hereby consents to be joined and shall bear its own costs only if that party elects to be represented by separate counsel.

6.2.5	Settlement. Neither Party shall settle any action pursuant to this Section 6.2 (excluding 6.2.6) without the other Party’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), unless the settlement is for money damages alone.

6.2.6	Infringement Outside the Field. To avoid any doubt, Somanta shall not have any right to enforce any Licensed Patent(s) against infringement that is not within the Field and competitive with the Somanta’s activities hereunder. This is Immunodex’s sole and exclusive right as between the Parties.

The Parties’ agreements regarding patent infringement suits and sharing of recoveries are subject to the terms of the written agreements by which Immunodex derives rights in the Licensed Patents, to the full extent applicable. In particular, the “remaining recovery” after costs are deducted (under subsection (c)) shall be net of any amounts that may be due Immunodex’s licensors.

6.3	Infringement of third party rights

6.3.1	If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Royalty-bearing Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

6.3.2	Somanta shall have the right but not the obligation to defend such suit to the extent that it relates to the Field, and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Immunodex must be obtained before taking such action or making such settlement. Furthermore, this Section 6.3.2 shall in no way alter or limit Somanta’s responsibilities under Article 7.

CONFIDENTIAL TREATMENT REQUESTED

7.	Warranties and liability; Indemnification

7.1	Immunodex warrants, represents and undertakes as follows:-

(a)	For avoidance of doubt, Immunodex will transfer and/or disclose to Somanta all Know-how (by definition Controlled by Immunodex as of the Commencement Date, including, without limitation, all manufacturing information, SOP’s, assays and protocols in Immunodex’s Control, and Immunodex will use its commercially reasonable efforts (it being understood that Immunodex shall not be required to make any payment to any third party in connection with this Section 7.1) to obtain from Goodwin Biotechnology, New York University and Anmed/Biosafe any and all additional information, including, without limitation, manufacturing information, SOP’s, assays or protocols, in each case that are necessary or useful for the exploitation of the Licensed Patents and Know-how and have been developed by these entities in the course of performing work for CRICC and/or Immunodex;

(b)	it has the legal capacity and authority to enter into this Agreement and perform its obligations under this Agreement and, without prejudice to the generality of the foregoing, is entitled to sub-license the BrE-3 Patents and Mc-3 Patents and sub-license the Know-how to Somanta as provided for in this Agreement subject to United States Government rights conferred by its participation in the BrE3 Patents: [CONFIDENTIAL TREATMENT REQUESTED].

(c)	it has not done, and will not do nor agree to do during the continuation of this Agreement, any of the following things in the Field, if to do so would be inconsistent with the exercise by Somanta of the rights granted to it under this Agreement, namely:

(i)	grant or agree to grant any right, title or interest in the BrE-3 Patents or Mc3 Patents or the Know-how or any improvements thereto that are included within the Licensed Patents; or
(ii)	assign, mortgage, charge or otherwise transfer any of the BrE-3 Patents or Mc3 Patents or Know-how or (subject to clause 9.3 below) any of its rights or obligations under this Agreement.
(iii)	grant or agree to grant any right, title or interest in any Patent or know-how covering or claiming the Lactadherin technology for use in the Field.

7.2	Somanta Representations and Warranties.

Somanta represents and warrants to Immunodex that Somanta has the legal capacity and authority to enter into this Agreement and perform its obligations under this Agreement; that this Agreement represents is the legally binding obligation of Somanta; and that this Agreement has been authorized by all requisite corporate action within Somanta.

7.3	No other warranties

7.3.1	Each of Somanta and Immunodex acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly

CONFIDENTIAL TREATMENT REQUESTED

provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO, AND EXPRESSLY DISCLAIM ALL, REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

7.3.2	Without limiting the scope of Clause 7.3.1, Immunodex does not give any warranty (and hereby expressly disclaims), representation or undertaking:

(a)	as to the efficacy or usefulness of the Licensed Patents or Know-how; or

(b)	that any of the Licensed Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

(c)	that the use of any of the Licensed Patents or Know-how, the manufacture, sale or use of the Royalty-bearing Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

(d)	that the subject matter of the Licensed Patents or Know-how or any other information communicated by Immunodex to Somanta under or in connection with this Agreement will produce Royalty-bearing Products of satisfactory quality or fit for the purpose for which Somanta intended; or

(e)	as imposing any obligation on Immunodex to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Licensed Patents; or

(f)	as imposing any liability on Immunodex in the event that any third party supplies Royalty-bearing Products to customers located in the Territory.

7.4	Liability. EXCEPT WITH RESPECT TO A BREACH OF CONFIDENTIALITY AND/OR NON-USE OBLIGATIONS HEREUNDER OR TO THE EXTENT SOMANTA MAY BE REQUIRED TO INDEMNIFY IMMUNODEX INDEMNITEES UNDER SECTION 7.4 (INDEMNIFICATION), NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY LOSS, DAMAGE, COSTS OR EXPENSES OF ANY NATURE WHATSOEVER INCURRED OR SUFFERED BY THAT OTHER PARTY OR ITS AFFILIATES OF AN INDIRECT OR CONSEQUENTIAL NATURE INCLUDING WITHOUT LIMITATION ANY ECONOMIC LOSS OR OTHER LOSS OF TURNOVER, PROFITS, BUSINESS OR GOODWILL.

7.5

Indemnification. Somanta shall indemnify, defend and hold harmless Immunodex, CRICC and their respective members of their boards of directors and trustees, officers, employees, agents and consultants (each, an “Immunodex Indemnitee”) from and against any and all damages, losses, liabilities, costs and expenses (including, without limitation,

CONFIDENTIAL TREATMENT REQUESTED

attorneys fees) (“Losses”) third-party claims (each, a “Claim”) arising out of or relating to: (1) Somanta’s (and its Affiliates’ and sublicensees’) research, development, testing, manufacture, use, sale, offer for sale, importation, exportation, storage and distribution of Royalty-bearing Products (including, without limitation, products liability and intellectual property claims),(2) Somanta’s use of materials included within the Know-how (including, without limitation, the cell lines transferred pursuant to Section 2.3); (3) Somanta’s finding that Immunodex is an indispensable party and requiring Immunodex to participate in an infringement suit under Section 6.1.1; and (4) the conduct of the Ongoing Clinical Trial. Such indemnification shall not apply to the portion of any such Losses to the extent such Losses result solely from (a) Immunodex’s material breach of any of its representations and warranties granted hereunder, or (b) the gross negligence or intentional misconduct of any Immunodex Indemnitee (including without limitation by material failure on their parts to follow the then-current protocol for the Ongoing Clinical Trial under the written agreement between the parties regarding the conduct for such trial being entered into contemporaneously with this Agreement). To the extent Somanta provides indemnification relating to (4) hereunder, it shall not be required to Indemnify for the same Losses under such clinical trial agreement.

8.	Duration and Termination

8.1.	Commencement. This Agreement shall come into full effect on the first date set forth on the first page of this Agreement (the “Commencement Date”); provided, however, that the sublicenses granted hereunder shall come into effect on the date on which Somanta makes the payments set forth in Sections 4.1(a) and (c).

8.2	Termination by expiry. Unless terminated earlier in accordance with this Clause 8 (Duration and Termination), this Agreement and the sub-licenses granted hereunder shall continue in force as follows:

(i) With respect to the BrE-3 Patents and BrE-3-based Royalty-bearing Products, they shall remain in force on a country-by-country and product-by-product basis, until the date on which all the BrE-3 Patents have expired or been revoked without a right of further appeal, or if later when the last obligation to pay royalties on Net Sales Revenue of such BrE-3-based Royalty-bearing Product in such country have expired. On such latter of the two (2) dates this Agreement and the licenses granted hereunder shall terminate automatically by expiry with respect to the BrE-3 Patents and such BrE-3-based Royalty-bearing Product in such country.

(ii) With respect to the Mc-3 Patents and Mc-3-based Royalty-bearing Products, they shall remain in force on a country-by-country and product-by-product basis, until the date on which all the Mc-3 Patents have expired or been revoked without a right of further appeal, or if later when the last obligation to pay royalties on Net Sales Revenue of such Mc-3-based Royalty-bearing Product in such country have expired. On such latter of the two (2) dates this Agreement and the licenses granted hereunder shall terminate automatically by expiry with respect to the Mc-3 Patents and such Mc-3-based Royalty-bearing Product in such country.

CONFIDENTIAL TREATMENT REQUESTED

8.3	Early termination

8.3.1.	By Somanta. Somanta may terminate this Agreement at any time on 90 days notice in writing to Immunodex with respect to: (1) this Agreement in its entirety, (2) with respect to all BrE-3 Patents and all BrE-3-based Royalty-bearing Products, or (3) with respect to all Mc-3 Patents and all Mc-3-based Royalty-bearing Products.

8.3.2.	By either Party for material breach. Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

(a)	if the Other Party is in breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy (provided that the notice and cure period shall be only 30 days for payment failures, in accordance with Section 8.3.4; or

(b)	if the Other Party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the Other Party’s assets or business, or if the Other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

8.3.3.	By Immunodex for Licensed Patent Challenge. Immunodex may forthwith terminate this Agreement by giving written notice to Somanta if Somanta or its Affiliate or licensee or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the Licensed Patents.

8.3.4.	Payment Failures. Any failure by Somanta to make payments to Immunodex by their respective due dates is a material breach of this Agreement. Somanta shall have 30 days to cure its breach by submitting the payment due to Immunodex. If the payment due is not made by Somanta within the 30 day period, this Agreement shall terminate on the expiration of such notice period and all rights, without exception, will revert to Immunodex. During the delinquent period, Immunodex may charge interest on any outstanding amount on a daily basis at a rate equivalent to 3% above the prime rate of lending published by the U.S. Federal Reserve from time to time (or the maximum amount permitted by law, whichever is less).

8.4	Consequences of termination

8.4.1

Upon termination of this Agreement by expiry under clause 8.2 above, Somanta shall have the non-exclusive right to use the Know-how to make, have made, use, sell, offer to sell and import those Royalty-bearing Products in those countries in each case with

CONFIDENTIAL TREATMENT REQUESTED

respect to which this Agreement has expired, and may negotiate with Immunodex to seek to reach terms upon which it may license such Know-how on an exclusive basis (but solely if Immunodex is willing to negotiate the terms of such exclusive rights, recognizing its affiliation with a not-for-profit research institute and that it may reasonably conclude that it is not willing to grant exclusive rights to such Know-how after expiry of this Agreement).

8.4.2	Upon termination of this Agreement for any reason otherwise than in accordance with Clause 8.2 (expiration):

(a)	Somanta and its licensee or sublicensees shall be entitled to sell, use or otherwise dispose of any unsold or unused stocks of the Royalty-bearing Products, subject to the payment of royalties on such Royalty-bearing Products;

(b)	subject to paragraph (a) above, Somanta shall no longer be entitled as licensee to use or otherwise exploit in any way, either directly or indirectly, the BrE-3 Patents or the Mc3 Patents, in so far and for as long as any of the same remain in force, or the Know-how;

(c)	any sublicense granted by Somanta pursuant to Section 2.2 hereof may, at the option of the sub-licensee, be converted into a sub-license directly with Immunodex upon the same terms as set forth in such sublicense agreement; provided that this is only available if the termination was for a material breach that is capable of cure, and such sublicensee agrees to make payments and reports directly to Immunodex and to remedy of any breach by Somanta of this Agreement as promptly as is reasonably practicable (with respect to payment breaches, within 30 days);

(d)	the provisions of clauses 4 (in respect of events occurring and sales made prior to termination) and 3.4, 3.5, 7, 8 and 9 shall survive termination; and

(e)	subject to and except as provided in this Clause 8.3.2 and 8.3.3 and 8.3.4, and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

(f)	If this Agreement (as to BrE-3, Mc-3, or both) is terminated for a reason other than an adverse event (within the meaning of applicable FDA regulations and related laws) or FDA action, in either case precluding further clinical testing of BrE-3 or Mc-3 (or if this Agreement is terminated as to both of them, both), then to the extent not already paid to Immunodex (or CRICC under the clinical trial agreement between Somanta and CRICC entered into contemporaneously with this Agreement), Somanta agrees to pay to Immunodex independent of any other prior consideration or stipulation contained in this Agreement the sum $20,205 for each patient included in the Ongoing Clinical Trial for whom Somanta receives a completed case reporting form during the twenty-four (24) month period following the Effective Date, for up to a maximum of ten (10) patients (i.e., a maximum of $202,050).

CONFIDENTIAL TREATMENT REQUESTED

8.4.3	Upon termination of this Agreement for any reason (other than expiration) and at Immunodex’s request, Somanta shall:

(a)	transfer to Immunodex exclusively all clinical and other data relating to the development of Royalty-bearing Products;

(b)	within thirty (30) days after the date of termination of this Agreement, transfer to Immunodex, or, if, as and to the extent directed by Immunodex, destroy, all quantities of cell lines transferred to Somanta hereunder (including, without limitation all progeny of the cells themselves physically transferred to Somanta hereunder); all cell banks and any other samples of the hybridoma kept in vitro or frozen, or if this Agreement is terminated with respect to only the BrE-3 Patents or the Mc-3 Patents, as the case may be, then only those that relate to the terminated portfolio of Licensed Patents (i.e., that relate to BrE-3 or Mc-3, respectively); and in either case within thirty (30) days of termination of the Agreement, an officer of Somanta shall certify in writing on Somanta letterhead Somanta’s compliance with this Section (such certification to speak specifically to each place and each person where cells required to be returned or destroyed were stored or into whose physical possession they came, and indicate the disposition of the cells held at such place or by such person);

(c)	have any product licenses, pricing approvals and other permits and applications transferred into the name of Immunodex or its nominee;

(d)	transfer all rights granted to Somanta under this agreement to Immunodex, including without limitation any rights in the materials set forth in subsection (b) above and any antibody produced by the cell lines then in Somanta’s possession;

(e)	grant Immunodex an exclusive, worldwide license, with the rights to grant license or sub-licenses, under any improvements and other intellectual property owned or controlled by Somanta relating to the Royalty-bearing Products; and

(f)	grant Immunodex or its nominee the right to continue to use any product name that had been applied to the Royalty-bearing Products prior to termination of this Agreement.

8.4.4.

If the Parties are unable to agree the terms of a written agreement to evidence, record or effect any of Immunodex’s rights or any of the transfers to Immunodex (should any further written document be reasonably required, for example any reasonably required assignment or letter of transfer) as described in Clause 8.4.3 within 90 days of

CONFIDENTIAL TREATMENT REQUESTED

Immunodex requesting the negotiation of such an agreement, Immunodex may refer the terms for settlement by an independent arbitration expert who shall be appointed in accordance with the provisions of Schedule 2 and whose decision shall be final and binding on the Parties. The Parties shall promptly execute an agreement on the terms agreed between them or settled by the expert.

8.4.5.	Nothing in this Agreement shall prevent Immunodex from seeking injunctive relief in the case of material breach of this Agreement.

9.	General

9.1.	Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement enduring no more than 12 months, which result from circumstances beyond the reasonable control of that Party, such as earthquake, flood, fire, other natural disaster, and acts of God, war and terrorism and including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.2.	Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of Immunodex and Somanta.

9.3.	License and third party rights.

9.3.1.	Except as provided in clause 9.3.2 or 9.3.3, neither Party may assign or transfer any or all of its rights and obligations hereunder.

9.3.2.

Neither Party may assign its rights and obligations under this Agreement to any entity without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations to any entity succeeding to all or substantially all of such Party’s business or assets whether by merger or a transaction of another form without the written consent of the other Party; provided, further, however, that (a) the assignee undertakes to the non-assigning Party to be bound by and perform the obligations of the assignor under this Agreement, and (b) if Somanta is the assigning Party and the assignment is made prior to the Funding (and to avoid any doubt, if committed to prior to the Funding, only actually occurs after the Funding), then because the licenses granted hereunder will be transferred by the assignment and Somanta’s other assets prior to the Funding are not considered to provide reasonable assurance that assignment will not be a mechanism to evade the Parties’ agreement as set forth herein regarding sublicenses, Immunodex’s approval is required on the same conditions as for sublicensing set forth in Section 2.2. Notwithstanding anything to the contrary in this Agreement (but subject of course to proviso (a) above regarding the assignee’s undertakings and the requirements of the next paragraph regarding an informational meeting with the assignee after assignment), this Agreement and all the rights and obligations under this Agreement may be assigned without the prior written consent of

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Immunodex or the approval of Immunodex or its licensors as required by Section 2.2 hereof to: (i) Bridge Oncology Products, Inc. (or Somanta Incorporated if Bridge Oncology Products, Inc. so changes its name), a Delaware corporation, (ii) a to be identified entity that is subject to the reporting requirements of the Securities and Exchange of 1934, as amended (the “Public Shell”) in connection with a reverse merger with such Public Shell, provided that the shareholders of Somanta Incorporated hold a majority of the outstanding voting securities of such Public Shell immediately after such assignment, and (iii) to any entity succeeding to all or substantially all of the assigning party’s business or assets whether by merger or a transaction of another form after the Funding.

If Somanta assigns this Agreement, Somanta will use commercially reasonable efforts to include as a condition of such assignment the obligation that the assignee shall meet with Immunodex to review development (and if applicable at that stage, commercialization) plans for the Royalty-bearing Products, within 6 months after the assignment. This meeting is for communication and information sharing purposes only and does not impose any additional diligence requirements on the assignee.

9.3.3.	In connection with monetizing its royalty stream under this Agreement, Immunodex may assign this Agreement to an entity purchasing from Immunodex the right to receive payments from Somanta hereunder.

9.4.	Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

9.5.	Invalid clauses. If any provision or part of this Agreement is held to be invalid, illegal or unenforceable, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid, illegal or unenforceable part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

9.6.	No Agency, Joint Venture or Partnership. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf. This Agreement does not create any joint venture or partnership between the Parties and they are operating as independent contractors with respect to one another.

9.7.	Interpretation. In this Agreement:

(a)	the headings are used for convenience only and shall not affect its interpretation;

(b)	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

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(c)	references to Clauses and Schedules mean clauses of, and schedules to, this Agreement; and

9.8	Notices

i.	Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause 9.8. The fax numbers of the Parties are as follows: Immunodex- (707) 441-1822; Somanta 940-706-3698.

ii.	Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

b.	Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed solely and exclusively by the laws of the State of California of the United States of America and shall be subject to exclusive jurisdiction of the courts located in the State of California within the United States of America. Each party hereby consents to the jurisdiction (including, without limitation, personal jurisdiction) and venue of the courts of such State of California, and waives any and all defenses it may have to the jurisdiction and venue of such courts, including, without limitation, the defense of forum non conveniens.

c.	Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

d.	Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party, except in connection with any fundraising by Somanta or as required by applicable law, unless required to make such announcement by applicable law, including, without limitation, the rules and regulations promulgated by the Securities and Exchange Commission of the United States of America. If Somanta is required to publicly file a copy of this Agreement, then it shall seek confidential treatment of the terms of this Agreement to the extent reasonably requested by Immunodex and reasonably available under applicable law (as advised by outside counsel). Somanta shall afford Immunodex no less than one (1) working week (excluding US holidays) to comment on any proposed redactions.

CONFIDENTIAL TREATMENT REQUESTED

e.	Entire agreement. This Agreement, including its Schedules, constitutes the entire Agreement between Somanta and Immunodex with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements between Somanta and Immunodex related to the subject matter hereof, including, without limitation, that certain Patent and Know-how License Option Agreement dated March 1, 2002 as amended by that certain Amendment No. 1 to Patent and Know-how License Option Agreement dated January 2, 2003, that certain Amendment No. 2 to Patent and Know-how License Option Agreement dated October 14, 2003 and that certain Amendment No. 3 to Patent and Know-how License Option Agreement dated October 29, 2004. The Parties hereby acknowledge and agree that the Patent and Know-how License Option Agreement dated March 1, 2002, as amended to date is hereby terminated and shall no longer have any further force or effect.

9.9	The terms of this agreement are confidential and are not to be disclosed to any third party by Immunodex, CRICC or Somanta without prior written approval of the other parties, subject to subsection 9.8(d) above.

CONFIDENTIAL TREATMENT REQUESTED

AGREED by the parties through their authorised signatories:-

For and on behalf of IMMUNODEX, Inc.	For and on behalf of SOMANTA LIMITED

/s/ Roberto L. Ceriani	/s/ Terrence J. Bruggeman
signed	signed

Roberto L. Ceriani	Terrence J. Bruggeman
print name	print name

President	Chairman
title	title

8/18/05	8/15/05
date	date

CONFIDENTIAL TREATMENT REQUESTED

Schedule 1

The Patents

Part A – BrE-3 Patents

1.	[CONFIDENTIAL TREATMENT REQUESTED]
2.	[CONFIDENTIAL TREATMENT REQUESTED]
3.	[CONFIDENTIAL TREATMENT REQUESTED]

Part B – Mc-3 Patent

4.	[CONFIDENTIAL TREATMENT REQUESTED]

CONFIDENTIAL TREATMENT REQUESTED

Schedule 2

Appointment of expert

1.	Pursuant to Clause 8.4.4, Immunodex, may serve notice on Somanta (“Referral Notice”) that it wishes to refer to an expert (the “Expert”) the questions set out in Clause 8.4.4.

2.	The parties shall agree the identity of a single independent, impartial expert to determine such questions. In the absence of such agreement within 30 days of the Referral Notice, the questions shall be referred to an expert appointed by the California Bar Association.

3.	60 days after the giving of a Referral Notice, both parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4.	Each party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side’s statement of case of not more than 10,000 words. A copy of any such reply shall be simultaneously sent to the Expert.

5.	The Expert shall make his decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6.	The Expert’s decision shall be final and binding on the parties.

7.	The Expert’s charges shall be borne equally by the parties.

Exhibit 2.3.1(a)

RADIOASSAYS FOR DETECTION OF HUMAN IgG IN huBrE-3 HYBRIDOMA SUPERNATANT.

A.	SOLUTIONS:

10 X PBS: PH 7.4	1000 ML

0.3 M Na2HPO4 (M.W. 142)	2.6 g

0.1 M KH2PO4 (MW 136.1)	13.61 g

1.5 M NaCl (MW 58.4)	87.6 g

Filter 0.22 µm	1000 ml dH20

RIA Buffer:	1000 ml

10% Bovine Calf Serum	100 ml

10% 10 X PBS	100 ml

0.3 % Triton X-100	3 ml

0.05 Na Azide	5 ml of 10%

Filter 0.45 µm	792 ml dH20

B.	PROCEDURE FOR HUMAN IgG DETECTION:

a.	Following procedures outlined below in (Method for binding proteins to microtiter plates), place 50 µl of a solution of goat anti-human-kappa light chain (Sigma K-3502) dissolved in PBS pH 8.2 at a concentration of 30 µg/ml into each well of a microtiter plate and continue procedure described below.

b.	Remove the tape from the goat anti-human-kappa light chain (Sigma K-3502)-coated wells and wash each well once with 200 µl of RIA Buffer, remove the wash, then,

c.	Add 100 µl of clarified experimental cell culture supernatant* diluted 1:2 in RIA buffer to 5 wells coated with the goat anti-human-kappa-light-chain, and add 100 µl of control clarified cell culture supernatant diluted 1:2 in RIA Buffer to 5 wells coated with goat anti-human-kappa-light-chain. Cover the microtiter well plate with non-porous tape and incubate overnight at 37[o]C with rotatory agitation.

d.	Remove tape from plate and wash each microtiter well 5 times with 200 µl of RIA Buffer, for last wash leave it 5 minutes before removing.

e.	Add to each microtiter well 100 µl (representing 2 x 10[5] cpm, Specific Activity = 10 µCi/µg) of a solution of 125I-labeled goat anti human IgG (gamma chain specific, Sigma I-3382) in RIA Buffer.

f.	Cover plates with non-porous tape and incubate for 3 hours at 37[o]C in a rotatory agitator.

g.	Remove tape from plate, wash each well with 200 µl, 5 times with RIA Buffer, cut each microtiter well from plate and count for bound radioactivity.

1

*	To prepare cell culture supernatants, grow experimental and control cells to a concentration of at least 10[6] cells per ml, let grow overnight and next day spin cell suspension at 10,000xg for 1 hour. Collect supernatant and add Sodium Azide to make a 0.05% solution.

C.	INTERPRETATION:

The average radioactivity counts (cpm) of the 5 wells containing the experimental cell supernatant will be statistically significant at p < 0.05% over those of the counts obtained for the 5 wells containing control supernatant, if human IgG is present.

METHOD FOR BINDING PROTEINS TO MICROTITER PLATES:

PBS, pH 8.2

0.04 M Na2HPO4

0.15 M NaCl

0.05% Na Azide

1.	Make dilution of protein in PBS, pH 8.2 to get the desired protein concentration. If the protein is not very soluble, (as is the case for HMFG), sonicate it before making the dilution for 4 minutes, (15 seconds on, 15 seconds off, keep in ice bath).

2.	Add 50 µl of the diluted protein per well of microtiter plate: (Dynatech, polyvinyl chloride, V wells, (flexible plastic). Cover plate with non porous tape. Incubate aty 4[o]C overnight.

3.	Wash wells with 1x PBS, pH 7.4 + 0.0% Na Azide (200 µl/well).

4.	Add 200 µl/well of 1% Bovine serum albumin in 1 x PBS, pH 7.4 + 0.05% Na Azide, for 1 hour at room temperature.

5.	Wash the microtiter plate with 1x PBS, pH 7.4 + 0.05% Na Azide (100 µl/well).

6.	Cover the wells on the plate with non porous tape and store at 4[o]C for no more than 2 days.

2

RADIOASSAYS FOR DETECTION OF ANTIGEN BINDING BY BrE-3 (HMFG).

A.	SOLUTIONS:

10 X PBS: pH 7.4	1000 ML

0.3 M Na2HPO4 (M.W. 142)	2.6 g

0.1 M KH2PO4 (MW 136.1)	13.61 g

1.5 M NaCl (MW 58.4)	87.6 g

Filter 0.22 µm	1000 ml dH20

RIA Buffer:	1000 ml

10% Bovine Calf Serum	100 ml

10% 10 X PBS	100 ml

0.3 % Triton X-100	3 ml

0.05 Na Azide	5 ml of 10%

Filter 0.45 µm	792 ml dH20

D.	PROCEDURE FOR DETECTION OF ANTIGEN OF BrE-3:

a.	Following procedures outlined in (Method for binding proteins to microtiter plates) below, place 50 µl of a solution of human milk fat globule (HMFG) dissolved in PBS pH 8.2 at a concentration of 30 µg/ml into each well of a microtiter plate and continue procedure described below.

b.	Remove the tape from the HMFG-coated wells and wash each well once with 200 µl of RIA Buffer, remove the wash, then,

c.	Add 100 µl of clarified experimental cell culture supernatant* diluted 1:2 in RIA buffer to 5 wells coated with the human milk fat globule, and add 100 µl of control clarified cell culture supernatant diluted 1:2 in RIA Buffer to 5 wells coated with human milk fat globule. Cover the microtiter well plate with non-porous tape and incubate overnight at 37[o]C with rotatory agitation.

d.	Remove tape from plate and wash each microtiter well 5 times with 200 µl of RIA Buffer, for last wash leave it 5 minutes before removing.

e.	Add to each microtiter well 100 µl (representing 2 x 10[5] cpm; Specific Activity = 10 µCi/µg) of a solution of 125I-labeled goat anti human IgG (gamma chain specific, Sigma I-3382) in RIA Buffer.

f.	Cover plates with non-porous tape and incubate for 3 hours at 37[o]C in a rotatory agitator.

g.	Remove tape from plate, wash each well with 200 µl, 5 times with RIA Buffer, cut each microtiter well from plate and count for bound radioactivity.

*	To prepare cell culture supernatants, grow experimental and control cells to a concentration of at least 10[6] cells per ml, let grow overnight and next day spin cell suspension at 10,000xg for 1 hour. Collect supernatant and add Sodium Azide to make a 0.05% solution.

3

E.	INTERPRETATION:

The average radioactivity counts (cpm) of the 5 wells containing the experimental cell supernatant will be statistically significant at P < 0.05% over those of the counts obtained for the 5 wells containing control supernatant, if breast epithelial mucin (MUC-1) is present and bound by BrE-3.

METHOD FOR BINDING PROTEINS TO MICROTITER PLATES:

PBS, pH 8.2

0.04 M Na2HPO4

0.15 M NaCl

0.05% Na Azide

1.	Make dilution of protein in PBS, pH 8.2 to get the desired protein concentration. If the protein is not very soluble, (as is the case for HMFG), sonicate it before making the dilution for 4 minutes, (15 seconds on, 15 seconds off, keep in ice bath).

2.	Add 50 µl of the diluted protein per well of microtiter plate: (Dynatech, polyvinyl chloride, V wells, (flexible plastic). Cover plate with non porous tape. Incubate aty 4[o]C overnight.

3.	Wash wells with 1x PBS, pH 7.4 + 0.0% Na Azide (200 µl/well).

4.	Add 200 µl/well of 1% Bovine serum albumin in 1 x PBS, pH 7.4 + 0.05% Na Azide, for 1 hour at room temperature.

5.	Wash the microtiter plate with 1x PBS, pH 7.4 + 0.05% Na Azide (100 µl/well).

6.	Cover the wells on the plate with non-porous tape and store at 4[o]C for no more than 2 days.

4

VIABILITY, STERILITY AND MYCOPLASMA TESTING.

(These tests are to be used for both BrE-3 and Mc3 hybridoma cell lines.)

VIABILITY:

Cells should be thawed rapidly, added to 10 ml protein-free hybridoma medium (PFHM-II medium, Invitrogen, Cat # 12040-077), centrifuged and resuspended in the protein free hybridoma medium, seeded in culture flasks and cultured at 37oC in a 5% CO2 atmosphere, using standard culture techniques.

STERILITY:

To test for sterility of the hybridoma cell line, 1 ml of medium from the cultured cells should be collected sterilely and added sterilely to 500 ml bottle of Fluid Thyoglycollate Medium (VWR Catalog # BB4399112). The bottle should be incubated at 20o-25o C for 7 days. If the fluid is not turbid, the sample is sterile.

MYCOPLASMA:

The test for Mycoplasma in the cell culture should be carried out by the techniques that are described in our IND for Cultivable Mycoplasma Isolation or Non-cultivable Mycoplasma Isolation conducted at that time by ANMED/BIOSAFE. The cell lines have been tested by both these techniques and the procedures are described in Exhibit 2, Master Cell Bank Results of IND-6232, Diagnostic Imaging of Breast Cancer with 111-In huBrE-3, Page 5 for Non-Cultivable and Page 7 for Cultivable Mycoplasma. Somanta has a copy of these assays.

5

Exhibit 2.3.1(b)

RADIOASSAYS FOR DETECTION OF HUMAN IgG IN Mc3 HYBRIDOMA SUPERNATANT.

F.	SOLUTIONS:

10 X PBS: pH 7.4	1000 ML

0.3 M Na2HPO4 (M.W. 142)	2.6 g

0.1 M KH2PO4 (MW 136.1)	13.61 g

1.5 M NaCl (MW 58.4)	87.6 g

Filter 0.22 µm	1000 ml dH20

RIA Buffer:	1000 ml

10% Bovine Calf Serum	100 ml

10% 10 X PBS	100 ml

0.3 % Triton X-100	3 ml

0.05 Na Azide	5 ml of 10%

Filter 0.45 µm	792 ml dH20

G.	PROCEDURE FOR HUMAN IgG DETECTION:

a.	Following procedures outlined below in (Method for binding proteins to microtiter plates), place 50 µl of a solution of goat anti-human-kappa light chain (Sigma K-3502) dissolved in PBS pH 8.2 at a concentration of 30 µg/ml into each well of a microtiter plate and continue procedure described below.
b.	Remove the tape from the goat anti-human-kappa light chain (Sigma K-3502)-coated wells and wash each well once with 200 µl of RIA Buffer, remove the wash, then,
c.	Add 100 µl of clarified experimental cell culture supernatant* diluted 1:2 in RIA buffer to 5 wells coated with the goat anti-human-kappa-light-chain, and add 100 µl of control clarified cell culture supernatant diluted 1:2 in RIA Buffer to 5 wells coated with goat anti-human-kappa-light-chain. Cover the microtiter well plate with non-porous tape and incubate overnight at 37[o]C with rotatory agitation.
d.	Remove tape from plate and wash each microtiter well 5 times with 200 µl of RIA Buffer, for last wash leave it 5 minutes before removing.
e.	Add to each microtiter well 100 µl (representing 2 x 10[5] cpm, Specific Activity = 10 µCi/µg) of a solution of 125I-labeled goat anti human IgG (gamma chain specific, Sigma I-3382) in RIA Buffer.
f.	Cover plates with non-porous tape and incubate for 3 hours at 37[o]C in a rotatory agitator.

1

g.	Remove tape from plate, wash each well with 200 µl, 5 times with RIA Buffer, cut each microtiter well from plate and count for bound radioactivity.

*	To prepare cell culture supernatants, grow experimental and control cells to a concentration of at least 10[6] cells per ml, let grow overnight and next day spin cell suspension at 10,000xg for 1 hour. Collect supernatant and add Sodium Azide to make a 0.05% solution.

H.	INTERPRETATION:

The average radioactivity counts (cpm) of the 5 wells containing the experimental cell supernatant will be statistically significant at p < 0.05% over those of the counts obtained for the 5 wells containing control supernatant, if human IgG is present.

METHOD FOR BINDING PROTEINS TO MICROTITER PLATES:

PBS, pH 8.2

0.04 M Na2HPO4

0.15 M NaCl

0.05% Na Azide

1.	Make dilution of protein in PBS, pH 8.2 to get the desired protein concentration. If the protein is not very soluble, (as is the case for HMFG), sonicate it before making the dilution for 4 minutes, (15 seconds on, 15 seconds off, keep in ice bath).

2.	Add 50 µl of the diluted protein per well of microtiter plate: (Dynatech, polyvinyl chloride, V wells, (flexible plastic). Cover plate with non porous tape. Incubate at 4[o]C overnight.

3.	Wash wells with 1x PBS, pH 7.4 + 0.0% Na Azide (200 µl/well).

4.	Add 200 µl/well of 1% Bovine serum albumin in 1 x PBS, pH 7.4 + 0.05% Na Azide, for 1 hour at room temperature.

5.	Wash the microtiter plate with 1x PBS, pH 7.4 + 0.05% Na Azide (100 µl/well).

6.	Cover the wells on the plate with non porous tape and store at 4[o]C for no more than 2 days.

2

RADIOASSAYS FOR DETECTION OF ANTIGEN BINDING BY Mc3 (Lactadherin in HMFG).

A.	SOLUTIONS:

10 X PBS: PH 7.4	1000 ML

0.3 M Na2HPO4 (M.W. 142)	2.6 g

0.1 M KH2PO4 (MW 136.1)	13.61 g

1.5 M NaCl (MW 58.4)	87.6 g

Filter 0.22 µm	1000 ml dH20

RIA Buffer:	1000 ml

10% Bovine Calf Serum	100 ml

10% 10 X PBS	100 ml

0.3 % Triton X-100	3 ml

0.05 Na Azide	5 ml of 10%

Filter 0.45 µm	792 ml dH20

B.	PROCEDURE FOR DETECTION OF ANTIGEN (Lactadherin) OF Mc3:

a.	Following procedures outlined in (Method for binding proteins to microtiter plates) below, place 50 µl of a solution of human milk fat globule (HMFG, which contains high amounts of lactadherin, the antigen for Mc3) dissolved in PBS pH 8.2 at a concentration of 30 µg/ml into each well of a microtiter plate and continue procedure described below.

b.	Remove the tape from the HMFG-coated wells and wash each well once with 200 µl of RIA Buffer, remove the wash, then,

c.	Add 100 µl of clarified experimental cell culture supernatant* diluted 1:2 in RIA buffer to 5 wells coated with the human milk fat globule, and add 100 µl of control clarified cell culture supernatant diluted 1:2 in RIA Buffer to 5 wells coated with human milk fat globule. Cover the microtiter well plate with non-porous tape and incubate overnight at 37[o]C with rotatory agitation.

d.	Remove tape from plate and wash each microtiter well 5 times with 200 µl of RIA Buffer, for last wash leave it 5 minutes before removing.

e.	Add to each microtiter well 100 µl (representing 2 x 10[5] cpm; Specific Activity = 10 µCi/µg) of a solution of 125I-labeled goat anti human IgG (gamma chain specific, Sigma I-3382) in RIA Buffer.

f.	Cover plates with non-porous tape and incubate for 3 hours at 37[o]C in a rotatory agitator.

g.	Remove tape from plate, wash each well with 200 µl, 5 times with RIA Buffer, cut each microtiter well from plate and count for bound radioactivity.

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*	To prepare cell culture supernatants, grow experimental and control cells to a concentration of at least 10[6] cells per ml, let grow overnight and next day spin cell suspension at 10,000xg for 1 hour. Collect supernatant and add Sodium Azide to make a 0.05% solution.

C.	INTERPRETATION:

The average radioactivity counts (cpm) of the 5 wells containing the experimental cell supernatant will be statistically significant at P < 0.05% over those of the counts obtained for the 5 wells containing control supernatant, if lactadherin is present and bound by Mc3.

METHOD FOR BINDING PROTEINS TO MICROTITER PLATES:

PBS, pH 8.2

0.04 M Na2HPO4

0.15 M NaCl

0.05% Na Azide

1.	Make dilution of protein in PBS, pH 8.2 to get the desired protein concentration. If the protein is not very soluble, (as is the case for HMFG), sonicate it before making the dilution for 4 minutes, (15 seconds on, 15 seconds off, keep in ice bath).

2.	Add 50 µl of the diluted protein per well of microtiter plate: (Dynatech, polyvinyl chloride, V wells, (flexible plastic). Cover plate with non porous tape. Incubate at 4[o]C overnight.

3.	Wash wells with 1x PBS, pH 7.4 + 0.0% Na Azide (200 µl/well).

4.	Add 200 µl/well of 1% Bovine serum albumin in 1 x PBS, pH 7.4 + 0.05% Na Azide, for 1 hour at room temperature.

5.	Wash the microtiter plate with 1x PBS, pH 7.4 + 0.05% Na Azide (100 µl/well).

6.	Cover the wells on the plate with non-porous tape and store at 4[o]C for no more than 2 days.

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VIABILITY, STERILITY AND MYCOPLASMA TESTING.

(These tests are to be used for both BrE-3 and Mc3 hybridoma cell lines.)

VIABILITY:

Cells should be thawed rapidly, added to 10 ml protein-free hybridoma medium (PFHM-II medium, Invitrogen, Cat # 12040-077), centrifuged and resuspended in the protein free hybridoma medium, seeded in culture flasks and cultured at 37oC in a 5% CO2 atmosphere, using standard culture techniques.

STERILITY:

To test for sterility of the hybridoma cell line, 1 ml of medium from the cultured cells should be collected sterilely and added sterilely to 500 ml bottle of Fluid Thyoglycollate Medium (VWR Catalog # BB4399112). The bottle should be incubated at 20o-25o C for 7 days. If the fluid is not turbid, the sample is sterile.

MYCOPLASMA:

The test for Mycoplasma in the cell culture should be carried out by the techniques that are described in our IND for Cultivable Mycoplasma Isolation or Non-cultivable Mycoplasma Isolation conducted at that time by ANMED/BIOSAFE. The cell lines have been tested by both these techniques and the procedures are described in Exhibit 2, Master Cell Bank Results of IND-6232, Diagnostic Imaging of Breast Cancer with 111-In huBrE-3, Page 5 for Non-Cultivable and Page 7 for Cultivable Mycoplasma. Somanta has a copy of these assays.

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